Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Completion of Wild River Asset Disposition

CALGARY, ALBERTA, December 17, 2012 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced that it has completed its previously announced Wild River asset disposition for total cash proceeds of $80.6 million.  The proceeds of the disposition have been used by the Company to reduce indebtedness outstanding under its bank credit facility.  As a result of the disposition, the borrowing base available under the bank credit facility has been reduced by $50 million from $325 million to $275 million. As of December 17, 2012, after giving effect to the use of the proceeds from the sale of the Wild River assets, the Company had approximately $155 million in borrowings outstanding under its bank credit facility, and secured borrowing capacity of approximately $118 million (after deducting $2 million of outstanding letters of credit).

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000